Exhibit 16.1

May 11, 2021

United States Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	SHARING ECONOMY INTERNATIONAL INC.
File	No. 001-34591

Commissioners:

We have read the statements under Item 4.01 of the Current Report on Form 8-K of Sharing Economy International Inc. to be filed with the Securities and Exchange Commission on or about May 11, 2021. We agree with all statements pertaining to us. We have no basis on which to agree or disagree with the other statements contained therein.

/s/ Audit Alliance LLP

Singapore

Sincerely,